EXHIBIT 12.3
              UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                     For the Nine Months
                                                                     Ended September 30
                                                                   ------------------------
Millions of dollars                                                     1996          1995
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
Net earnings .....................................................................                   $  536                   $  212
Provision for income taxes .......................................................                      332                      151
                                                                                                     -------------------------------
   Earnings subtotal .............................................................                      868                      363

Fixed charges included in earnings:
   Interest expense ..............................................................                      215                      218
   Interest portion of rentals ...................................................                       31                       37
                                                                                                     -------------------------------
      Subtotal ...................................................................                      246                      255

Earnings available before fixed charges ..........................................                   $1,114                   $  618
                                                                                                     -------------------------------
Fixed charges:
   Fixed charges included in earnings ............................................                      246                      255
   Capitalized interest ..........................................................                        9                       25
                                                                                                     -------------------------------
      Total fixed charges ........................................................                   $  255                   $  280

                                                                                                     -------------------------------
Ratio of earnings to fixed charges ...............................................                      4.4                      2.2

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